Exhibit 99.1

MAD CATZ® REPORTS FISCAL 2016 FIRST QUARTER FINANCIAL RESULTS

San Diego, CA – August 13, 2015 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), today announced financial results for the fiscal 2016 first quarter ended June 30, 2015.

Key Highlights of Fiscal 2016 First Quarter and Subsequent:

●	Fiscal 2016 first quarter net sales decreased 23% to $13.0 million, driven by a 33% decrease in net sales to EMEA, a 9% decrease in net sales to the Americas and a 19% decrease in net sales to APAC;
●	Gross margin declined to 22.2% from 30.2% in the prior year quarter;
●	Total operating expenses increased 7% from the prior year period to $6.6 million;
●	Operating loss was ($3.8 million), compared to an operating loss of ($1.1 million) in the prior year quarter;
●	Diluted loss per share was ($0.05) for the fiscal 2016 first quarter, compared to a diluted loss per share of ($0.02) last year;
●	Net position of bank loan, less cash, of $5.8 million at June 30, 2015, compared to $2.8 million at March 31, 2015 and $5.3 million at June 30, 2014;
●	Announced new financing facilities with New Star Business Credit and FGI to provide combined financing of up to $30.0 million, increasing to $45.0 million from September 30, 2015 to December 31, 2015;
●	Announced pre-order availability of Rock Band™ 4 Band-in-a Box™ Software Bundle and Wireless Fender™ Stratocaster™ Guitar Controller and Software Bundle at various global retailers;
●	Announced pre-order availability of R.A.T. PROX starting August 4, 2015; and,
●	Announced agreement with Cloud Imperium™ Games to create dedicated Saitek-branded Star Citizen™ gaming hardware.

Summary of Financials

(in thousands, except margins and per share data)

	Three Months Ended June 30,		Change
	2015	2014

Net sales	$12,974	$16,747	(23%)

Gross profit	2,878	5,063	(43%)

Total operating expenses	6,640	6,194	7%

Operating loss	(3,762)	(1,131)	233%

Net loss	(3,965)	(1,245)	218%

Net loss per share, basic and diluted	($0.05)	($0.02)	150%

Gross margin	22.2%	30.2%	(800) bps

Adjusted EBITDA (loss) (1)	($3,065)	($446)	587%

(1)	Definitions, disclosures and reconciliations regarding non-GAAP financial information are included on page 8.

“Two broad trends drove continued challenges in the first quarter of Fiscal 2016. First, consumers were largely focused on products for the next generation consoles as evidenced by our 83% sales growth for next generation products. This drove a sharp decline in the demand for legacy platform products and more than offset the next generation product growth. Second, demand in Europe has been very weak and competitors continue to be very promotional in an effort to drive sales,” said Karen McGinnis, Chief Financial Officer of Mad Catz. “While total operating expenses grew by 7% on the back of increased spend around marketing and product development to support the upcoming Rock Band 4 launch and holiday season, our focus on and efforts to drive additional operational efficiencies across the business resulted in an 8% year-over-year decrease in G&A expenses. Additionally, we secured new and expanded financing that we believe will provide the financial capacity and flexibility we need to support our expected growth in the remainder of fiscal 2016.”

Summary of Key Sales Metrics

	Three Months Ended June 30,
(in thousands)	2015	2014	Change

Net Sales by Geography

EMEA	$5,643	$8,373	(33%)

Americas	4,974	5,449	(9%)

APAC	2,357	2,925	(19%)

	$12,974	$16,747	(23%)

Sales by Platform as a % of Gross Sales

PC and Mac	45%	47%

Next gen consoles (a)	28%	12%

Universal	15%	25%

Smart devices	10%	8%

Legacy consoles (b)	2%	7%

All others	0%	1%

	100%	100%

Sales by Category as a % of Gross Sales

Audio	38%	39%

Specialty controllers	32%	22%

Mice and keyboards	17%	26%

Controllers	8%	7%

Accessories	4%	5%

Games and other	1%	1%

	100%	100%

Sales by Brand as a % of Gross Sales

Tritton	34%	36%

Mad Catz	34%	35%

Saitek	24%	18%

Other	8%	11%

	100%	100%

  (a) Includes products developed for Xbox One, PlayStation 4 and Wii U.

  (b) Includes products developed for Xbox 360, PlayStation 3 and Wii.

Darren Richardson, President and Chief Executive Officer of Mad Catz, commented, “We are very excited to launch Rock Band 4 in October through our partnership with Harmonix. Response to the new gameplay has been overwhelmingly positive and the game has received great critical reviews and won multiple awards. We have also seen strong consumer preorders and strong initial purchase orders from retailers. Factory production is now fully ramped up and we expect shipments to retailers to begin in September ahead of the October launch. In Fiscal 2016, we expect sales of Rock Band 4 products to contribute to significant sales growth, improved operating leverage, and increased cash flow.”

“As we look ahead to the balance of Fiscal 2016 and beyond, we believe we have positioned Mad Catz to capitalize on the growth opportunities in front of us, including our initiatives around leveraging the extensive – and still expanding – next generation console installed base, the highly acclaimed and much anticipated release of Rock Band 4, the development of mobile gaming, and the ongoing appeal of PC gaming. We believe industry trends are healthy, we are executing on our plan to consistently strengthen our competitive advantages in the marketplace and remain confident that we have both the resources and know-how to drive long-term success.”

The Company will host a conference call and simultaneous webcast on August 13, 2015, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2937. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “About Us/Investor Relations”) or for seven days via telephone at (800) 633-8284 (reservation #21773461) or, for International callers, at (402) 977-9140.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz products cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows® PC and Mac® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Safe Harbor

Information in this press release that involves the Company’s expectations business prospects, plans, intentions or strategies regarding its future are forward-looking statements that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first-party price reductions; availability of capital under our credit facilities; commercial acceptance of new in-home gaming consoles; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; unanticipated product delays; or a downturn in the market or industry. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company’s most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements as a result of new information or future events or developments, except as may be require by applicable law. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Contact:

Karen McGinnis	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Financial Officer	JCIR
Mad Catz Interactive, Inc.	mcz@jcir.com or (212) 835-8500
kmcginnis@madcatz.com or (858) 790-5040

- TABLES FOLLOW -

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,
	2015	2014

Net sales	$12,974	$16,747

Cost of sales	10,096	11,684

Gross profit	2,878	5,063

Operating expenses:

Sales and marketing	2,716	2,412

General and administrative	2,894	3,151

Research and development	921	522

Amortization of intangible assets	109	109

Total operating expenses	6,640	6,194

Operating loss	(3,762)	(1,131)

Other expense:

Interest expense, net	(257)	(158)

Foreign currency exchange gain (loss), net	61	(35)

Change in fair value of warrant liabilities	(46)	(19)

Other income	12	81

Total other expense	(230)	(131)

Loss before income taxes	(3,992)	(1,262)

Income tax benefit	27	17

Net loss	($3,965)	($1,245)

Net loss per share:

Basic	($0.05)	($0.02)

Diluted	($0.05)	($0.02)

Shares used in per share computations:

Basic	73,469,571	64,081,689

Diluted	73,469,571	64,081,689

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2015	March 31, 2015
ASSETS

Current assets:

Cash	$2,137	$5,142

Accounts receivable, net	6,180	7,823

Other receivables	688	560

Inventories	17,828	15,479

Deferred tax assets	2,245	2,245

Income taxes receivable	341	967

Prepaid expenses and other current assets	1,226	1,293

Total current assets	30,645	33,509

Deferred tax assets	7,641	7,605

Other assets	494	418

Property and equipment, net	3,420	3,376

Intangible assets, net	2,475	2,584

Total assets	$44,675	$47,492

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Bank loan	$7,916	$7,920

Accounts payable	16,686	16,404

Accrued liabilities	4,316	4,196

Notes payable	980	1,015

Income taxes payable	102	141

Total current liabilities	30,000	29,676

Notes payable, less current portion	102	36

Warrant liabilities	1,233	1,187

Deferred tax liabilities	43	43

Deferred rent	786	762

Total liabilities	32,164	31,704

Shareholders’ equity:

Common stock	63,266	63,128

Accumulated other comprehensive loss	(4,573)	(5,123)

Accumulated deficit	(46,182)	(42,217)

Total shareholders’ equity	12,511	15,788

Total liabilities and shareholders’ equity	$44,675	$47,492

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended June 30,
	2015	2014
Cash flows from operating activities:

Net loss	($3,965)	($1,245)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	486	501

Accrued and unpaid interest expense on note payable	-	10

Amortization of deferred financing fees	127	15

Loss on disposale of assets	6	-

Stock-based compensation	138	123

Change in fair value of warrant liabilities	46	19

Benefit for deferred income taxes	(36)	(37)

Changes in operating assets and liabilities:

Accounts receivable	1,797	629

Other receivables	(116)	134

Inventories	(2,129)	(493)

Prepaid expenses and other current assets	73	190

Other assets	51	162

Accounts payable	157	(96)

Accrued liabilities	272	(262)

Deferred rent	26	-

Income taxes receivable/payable	651	(227)

Net cash used in operating activities	(2,416)	(577)

Cash flows from investing activities:

Purchases of property and equipment	(309)	(261)

Net cash used in investing activities	(309)	(261)

Cash flows from financing activities:

Borrowings on bank loan	9,431	13,686

Repayments on bank loan	(9,435)	(11,535)

Payment of financing fees	(250)	(50)

Borrowings on notes payable	95	-

Repayments on notes payable	(79)	(375)

Proceeds from exercise of stock options	-	66

Payment of expenses related to issuance of common stock	(102)	-

Net cash (used in) provided by financing activities	(340)	1,792

Effects of foreign currency exchange rate changes on cash	60	15

Net (decrease) increase in cash	(3,005)	969

Cash, beginning of period	5,142	1,496

Cash, end of period	$2,137	$2,465

Supplementary Data

Adjusted EBITDA (Loss) Reconciliation (non-GAAP)

(in thousands)

(Unaudited)

	Three Months Ended June 30,
	2015	2014

Net loss	($3,965)	($1,245)

Adjustments:

Depreciation and amortization	486	516

Stock-based compensation	138	123

Change in fair value of warrant liabilities	46	19

Interest expense, net	257	158

Income tax benefit	(27)	(17)

Adjusted EBITDA (loss)	($3,065)	($446)

Adjusted EBITDA (loss), a non-GAAP financial measure, represents net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation, the gain/loss on the change in the fair value of the related warrant liability, goodwill impairment, if any, and acquisition related items. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. We use Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender.